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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                              SYMBOL: GENG
September 29, 2003                                                 TRADED: OTCBB


                              (SEPTEMBER 29, 2003)


                   GLOBAL ENERGY ANNOUNCES MANAGEMENT CHANGES
                         AND NEW STRATEGIC PARTNERSHIPS


ODESSA, FLORIDA - September 26, 2003 - Global Energy Group, Inc. GENG (the Company) announced today the appointment of a new President and CEO, the resignation of one of its directors, the resignation of its CFO and an interim agreement with a new investment and distribution partners.

The Company's Board of Directors has appointed Mr. Carlos Coe to be President and CEO and to fill a vacancy on the Board of Directors. Coe has over twenty years experience in executive level positions with Fortune 500 companies, and recently held the position of Vice-President of Whirlpool's worldwide air treatment business unit.

Coe will take over leadership responsibilities of the Company immediately. One of the Company's existing directors, Joseph Richardson, will resign from the Board. Coe will fill Richardson's position on the Board. In addition, Mr. Peter Toomey, the Company CFO will resign from his officer position. Coe's appointment as an officer and director of the Company is being required by GEAG and GEDG as a condition of their entering into the transactions described below.

The Company has received limited funding in the form of short-term loans from a new strategic partner, Global Energy Acquisition Group, L.L.C. (GEAG). In consideration of the financing, the Company has issued GEAG warrants with the right to purchase up to 1.24 million shares of common stock at a price of $0.10 per share. All of the funds provided by GEAG already have been used or committed to pay corporate expenses and to make payments to vendors. The Company continues to be in an extremely tight cash situation. As previously announced, the Company will not be able to continue operations unless additional financing is obtained in the immediate future. The Company has had preliminary discussions with GEAG regarding the possibility of obtaining additional funding, but there are no agreements calling for such additional financing and none may be provided.

The Company has also entered into a product distribution arrangement with Global Energy Distribution Group, L.L.C. (GEDC), an affiliate of GEAG. These agreements grant to GEDC non-exclusive product distribution rights (and, under certain circumstances, manufacturing rights). GEDG's distributorship will convert to an exclusive arrangement if aggregate financing provided by GEAG reaches $500,000, which may or may not occur.

The Company was formed in 1998 for the primary purpose of inventing, developing and commercializing new technologies that improve the energy efficiency of existing




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products and processes. The Company has a particular focus on, and significant skill in, applications that involve thermodynamics and heat exchange. The Company currently holds the rights to seven patents and seven patent-pending applications. Additional information is available at: www.gegsolutions.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like "we believe", "our goal is", "estimate", "project or projected", "will likely result", or similar expressions are intended to identify "forward-looking statements." Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


CONTACTS:

Media:                     Carlos Coe                         888.202.4090

Sales:                     Guy Frankenfield                   727.372.3939